Exhibit 5.1

12636 High Bluff Drive, Suite 400
San Diego, California 92130-2071
Tel: +858.523.5400 Fax: +858.523.5450
www.lw.com

FIRM / AFFILIATE OFFICES
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June 18, 2007
Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, CA 92121

Re:	Post-Effective Amendment No. 2 on Form S-8 to Form S-1 Registration Statement No. 333-131029; up to 6,001,556 shares of Common Stock, par value $0.001 per share.
Ladies and Gentlemen:
     We have acted as special counsel to Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), in connection with the registration of up to 6,001,556 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”), on Post-Effective Amendment No. 2 on Form S-8 to Form S-1 Registration Statement (File No. 333-131029) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (“Post-Effective Amendment No. 2”). Of the Shares, 5,834,820 Shares are issuable under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”), 117,177 Shares are issuable under the Company’s 2002 Employee Stock Purchase Plan (the “2002 ESPP”), and 49,559 Shares may be offered from time to time by certain selling stockholders of the Company. The Shares issuable pursuant to the 2002 Plan and the 2002 ESPP are referred to herein as the “Plan Shares,” and the Shares which may be offered from time to time by selling stockholders are referred to herein as the “Selling Stockholder Shares.”
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Post-Effective Amendment No. 2 or related Prospectus, other than as expressly stated herein with respect to the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

June 18, 2007

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. When the terms (including the exercise or purchase price and exercise or purchase period) and form of the options or other stock awards pursuant to which the Plan Shares will be issued are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, in accordance with the 2002 Plan and 2002 ESPP, as applicable, when the person or persons entitled to receive Plan Shares and the number of Plan Shares to be issued to such person or persons pursuant to the options or other stock awards granted under the 2002 Plan and 2002 ESPP, as applicable, are determined by resolution of the Company’s Board of Directors, or a duly authorized committee thereof, when the Plan Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Plan Shares (in the form of the specimen certificate incorporated by reference as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been signed by an authorized officer of the transfer agent and registrar therefor, and when the Plan Shares have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the 2002 Plan and 2002 ESPP, as applicable, the issue and sale of the Plan Shares will have been duly authorized by all necessary corporate action of the Company, and the Plan Shares will be validly issued, fully paid and nonassessable.
     2. The issue and sale of the Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company, and the Selling Stockholder Shares are validly issued, fully paid and nonassessable.
     In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.
     This opinion is for your benefit in connection with the Post-Effective Amendment No. 2 and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Post-Effective Amendment No. 2 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS LLP